EXHIBIT-H



March 6, 1995


Mr. Charles W. Moritz
Chairman
The Dun & Bradstreet Corporation
187 Danbury Road
Wilton, CT  06897

Dear Charlie:

The purpose of this letter agreement is to confirm the following terms and conditions of your post-retirement consulting agreement with The Dun & Bradstreet Corporation (the "Company") and to document certain other mutual understandings:

  (1) Effective March 31, 1995 you will resign as Chairman and as a member of the Company's Board of Directors. On that date your Change-in-Control Severance agreement with the Company shall also terminate. Effective April 1, 1995 you will retire under the provisions of the Retirement Plan, the Pension Benefit Equalization Plan and the Supplemental Executive Benefit Plan (SEBP). For the purpose of determining benefits under the SEBP, you will be deemed to have terminated your employment with the consent of the Company.
From April 1, 1995 forward, you and your spouse will receive all post-retirement benefits normally provided to retired employees under the provisions of the Company's group medical, dental and life insurance plans.

  (2) Prior to March 31, 1995, you will receive a pro-rata 1995 bonus award in the amount of $180,000. Subsequent to March 31, 1995, you will not be eligible for any additional bonus awards or any stock option, performance unit or restricted stock grants. Stock option, performance unit and restricted stock grants issued to you prior to March 31, 1995 shall vest, become exercisable or become payable in accordance with the provisions of the respective Stock Option, Performance Unit and Restricted Stock plans, except that the performance unit award which you will receive in February 1996 for the 1993 - 1995 performance cycle shall include a 50% cash award in lieu of a 50% matching restricted stock grant.

  (3) In return for your agreement to be reasonably available during the period April 1,1995 through March 31,1997 to consult with the Board of Directors and the Chief Executive Officer of the Company, and to perform such mutually agreed to services for and on behalf of the Company as shall be requested of you from time to time, you shall receive an annual retainer of 250,000. Retainer payments shall be made in eight equal quarterly installments. The Company will also reimburse you for reasonable travel, entertainment and out-of-pocket expenses in connection with requested consulting activities on behalf of the Company, as well as provide appropriate secretarial and administrative support services necessary for you to carry out your duties.

  (4) Prior to April 1, 1998 you will not become a stockholder (unless such stock is listed on a national securities exchange or traded daily in the over-the-counter market), employee, officer, director or consultant of or to a corporation, partnership or other business or firm which competes directly or indirectly with any of the businesses owned or operated by the Company. These restrictions shall apply whether or not you accept any form of compensation from a competing entity.

  (5) In the event of your death prior to the payment of all monies specified in paragraphs (2) and (3) of this agreement, the Company will make, or cause to be made, all remaining payments to your surviving spouse or to your estate in the event that your spouse pre-deceases you.

          *                        *                        *

This agreement has been reviewed and approved by Jim Peterson, Chairman of the Executive Compensation and Stock Option Committee, on behalf of the Board of Directors. To indicate your understanding and acceptance of the terms and conditions contained herein, please sign, date and return two originals to Earl H. Doppelt, Senior Vice President and General Counsel.

                                               Sincerely,

                                               /s/ Robert E. Weissman



REW:dgh

cc:  James R. Peterson
     Earl H. Doppelt



/s/ C.W. Moritz                           3/6/95
_________________                         _________
Charles W. Moritz                         Date


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